Exhibit (c)(10)

Exhibit (c)(10)

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Project Aviary

Presentation to the Board of Directors

June 25, 2026



Project Aviary Situation Update

Situation Update

Toucan

- **Following 6/19 Board meeting, CVP / Cowen introduced competition and reiterated $15 / share value expectation**
- **On 6/22, Morgan Stanley communicated that Toucan would be able to meet Pelican's value expectations if it proceeded to submit a formal proposal:**
  - $15 / share, comprised of 80% stock / 20% cash (possibility to structure as cash / stock election to address SEC concerns)
  - Stock component subject to floating exchange ratio and a collar – i.e. "fixed value" within the collar; did not specify collar size
  - Communicated that $15 represents absolute highest value possible and that Erik L. will not go higher
  - Desired signing in 2 – 3 weeks, if not sooner; confirmatory diligence will be underway today (VDR access to be provided 6/25 following signing of updated NDA); indicated desire for exclusivity
- **Notice sent to Toucan regarding third party outreach**
- ***<u>Next steps:</u> Facilitate confirmatory corporate diligence on expedited timeline; simultaneous merger agreement negotiation; conduct reverse due diligence on Toucan in parallel***

[***]

- **Chris connected with CEO [***], who indicated ability to meet $15 value expectation**
  - In subsequent conversation with CVP / Cowen, both [***] and CFO [***] communicated enthusiasm and desire to dig in
  - Hired [***] as financial advisor
- **Executed NDA and finalizing clean team agreement; counsels connecting to facilitate diligence**
- ***<u>Next steps:</u> allow priority / value driving diligence under clean-team protocol***

[***]

- **Following CVP / Cowen outreach, indicated interest in evaluating a potential transaction**
  - Requested to further discuss key diligence topics (e.g. Toucan agreement, reimbursement timelines, clinical roadmap) to determine whether they will further engage
  - Provided with form NDA and clean team agreement; hired [***] as financial advisor
- ***<u>Next steps:</u> put CDA in place and facilitate Management Presentation on key diligence topics***

Others

- **Pelican having conversation with [***] today; [***] weighing participation**
- **Notices sent to [***]**

Agenda and Questions for Today

- **Review of Toucan value indication at $15 / share and implied valuation**
  - Proposal value
  - Considerations around a collar, potential cash / stock election and pro-forma ownership at various Toucan share prices
- **Overview of proposed go-forward strategy:**
  - With Toucan/ [***]
  - With [***]

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Summary of Value Indications Received

- Based on Pelican, Toucan, and [***] closing prices and VWAP as of June 24, 2026

		All Stock	Cash / Stock			All Stock
		Toucan Value Indications				[***] Value Indications
			6/18/2026			
			25% Cash (Upfront Only)		20% Cash	
	Current	5/27/2026	Upfront	Upfront + CVR[(1)]	6/22/2026	6/17/2026
Price Per Share (Nominal Value)	**$11.36**	**$11.00**	**$11.50**	**$13.75**	**$15.00**	**$12.82**
Cash Consideration Per Share		–	*2.88*	*5.13*	*3.00*	–
Stock Consideration Per Share		*11.00*	*8.63*	*8.63*	*12.00*	*12.82*
Implied Stock Exchange Ratio (Cash Adj. Where Relevant)		*0.2118x*	*0.1661x*	*0.1661x*	*0.2310x*	[***]
Implied Purchase Price	**$1,321**	**$1,277**	**$1,338**	**$1,613**	**$1,765**	**$1,500**
Less: Net Cash[(2)]	(208)	(208)	(208)	(208)	(208)	(208)
Implied Enterprise Purchase Price	**$1,113**	**$1,069**	**$1,130**	**$1,404**	**$1,557**	**$1,292**
PF % Toucan / [***] Ownership [(3)]		*10.4%*	*8.4%*	*8.4%*	*11.4%*	[***]
Cash Consideration ($mm) [(3)]		–	*297*	*534*	*314*	–
Implied Premiums - %						
1-Day Share Price ($11.36)	–	*(3%)*	*1%*	*21%*	*32%*	*13%*
30-Day VWAP ($9.52)	*19%*	*16%*	*21%*	*44%*	*58%*	*35%*
Current Enterprise Value ($1,113mm)	–	*(4%)*	*2%*	*26%*	*40%*	*16%*
Implied Premiums - $						
1-Day Share Price ($11.36)	–	*(44)*	*$17*	*$292*	*$444*	*$179*
30-Day VWAP ($9.52)	*$224*	*$180*	*$241*	*$515*	*$668*	*$403*
Current Enterprise Value ($1,113mm)	–	*(44)*	*$17*	*$292*	*$444*	*$179*

Source: Pelican Management, Wall Street research, public filings, FactSet, and Bloomberg as of 6/24/26. Note: Dollars in millions, except per share data. Analysis assumes Toucan's $750mm of convertible senior notes due 7/15/30 with a conversion price of $84.19 and $460mm principal amount of convertible senior notes due 5/15/32 with a conversion price of $69.26 are treated as debt. Based on fully diluted Pelican shares outstanding: basic shares of 106.0mm as of 5/31/26 and dilution under treasury stock method (TSM) of 15.6mm stock options with a weighted-average exercise price (WAEP) of $5.19, 0.6mm RSUs, and 0.6mm PSUs all as of 5/31/26. (1) Reflects CVR is paid 100% in cash on a nominal basis. (2) Based on estimated $210mm cash and cash equivalents as of 6/30/26 and estimated $1mm of software loans treated as debt as of 6/30/26. (3) Adjusted to reflect Toucan's existing ownership of 13,039,067 Pelican shares, which are excluded from purchase consideration and pro forma ownership.

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Implied Pelican Ownership at Various Illustrative Toucan Prices

- Based on Toucan's value indication of $15.00 per share, with 20% of total consideration payable in cash
- Analysis below does not account for a collar

	Toucan Price per Share	1-Day % Prem. / Discount (6/24/26)	20% Cash Consideration: Exchange Ratio	20% Cash Consideration: % of Toucan Shares Issued[(1)]	20% Cash Consideration: PF Pelican Ownership[(1)]	
	$30.00	(42%)	0.4000x	22.3%	18.2%	Requires Toucan shareholder vote
	32.50	(37%)	0.3692x	20.6%	17.1%	Requires Toucan shareholder vote
	35.00	(33%)	0.3429x	19.1%	16.0%	
	37.50	(28%)	0.3200x	17.8%	15.1%	
	40.00	(23%)	0.3000x	16.7%	14.3%	
	42.50	(18%)	0.2824x	15.7%	13.6%	
	45.00	(13%)	0.2667x	14.9%	12.9%	
	47.50	(9%)	0.2526x	14.1%	12.3%	
	50.00	(4%)	0.2400x	13.4%	11.8%	
Toucan Share Price Today	**$51.94**	**–**	**0.2310x**	**12.9%**	**11.4%**	
	52.50	+1%	0.2286x	12.7%	11.3%	
	55.00	+6%	0.2182x	12.2%	10.8%	
	57.50	+11%	0.2087x	11.6%	10.4%	
	60.00	+16%	0.2000x	11.2%	10.0%	
	62.50	+20%	0.1920x	10.7%	9.7%	
	65.00	+25%	0.1846x	10.3%	9.3%	
	67.50	+30%	0.1778x	9.9%	9.0%	
	70.00	+35%	0.1714x	9.6%	8.7%	

Source: Pelican Management, public filings, FactSet, and Bloomberg as of 6/24/26. (1) Adjusted to reflect Toucan's existing ownership of 13,039,067 Pelican shares, which are excluded from purchase consideration and pro forma ownership.

Proposed Go-Forward Strategy

	Status and Considerations	Strategy
Toucan	▪ Goal is to position Toucan to transact within 2 – 3 weeks, if not sooner ▪ Have communicated they are at their value ceiling ▪ "Clean" transaction profile ▪ Attractive pro-forma equity story with significant upside	▪ Continue to facilitate confirmatory diligence ▪ Cooley to provide Latham (Toucan counsel) with draft merger agreement ▪ Request revised formal proposal and contract markup on a Friday and negotiate final terms over a weekend to minimize leak risk / required Toucan disclosures during trading days ▪ Conduct reverse diligence of Toucan in parallel ▪ Decline exclusivity ▪ Align on Pelican side on proposed collar / election structure
[***]	▪ Behind on diligence today, but have communicated serious intent to pursue Pelican ▪ Suggested ability to get to $15 / share ▪ Potentially more challenging transaction profile; potential ability to pay all cash ▪ Critical to understand highest value achievable once key diligence is completed in order to weigh potential value difference vs. certainty / risks of transaction completion	▪ Communicate that our $15 / share value expectation is already met by a third party and as such [***] proposal would require superior risk-adjusted value ▪ Facilitate value-driving diligence under clean team agreement in near-term – No access to sensitive R&D topics initially; re-evaluate as warranted ▪ Reiterate urgency of moving quickly given accelerating timeline
Others	▪ [***] is unlikely to meet Toucan timeline, but may serve as alternative to [***] ▪ [***], if interested, has highest ability to pay and can move quickly, but is a highly unlikely buyer ▪ [***] weighing participating	▪ Allow [***] a Management presentation and responses to diligence questions, but otherwise limit diligence until seriousness is understood; reiterate importance of speed given others' timelines ▪ Centerview / Cowen to speak with [***] senior leadership and understand seriousness / desire to transact

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Strategic Landscape: Potential Strategic Counterparties

Company	Mkt. Cap	Total Revenue '26E	Total Revenue '28E	Total Revenue CAGR	Acq. Cap Cash(1)	Acq. Cap Debt(2)	Acq. Cap Equity(3)	Acq. Cap Total	Diligence Access VDR?	Diligence Access CDA?	Selected BD	Commentary
Toucan	$9.8	$1.6	$2.3	+21%	$0.3	–	$2.0	$2.3	✓ (Mgmt. Presentations)	✓	Pelican, Ambry Genetics, Paige	▪ Working towards $15/share value indication (80% stock) ▪ Confirmatory corporate diligence outstanding ▪ Target signing in 2-3 weeks
[***]												▪ Indicated ability to meet $15 value expectation ▪ Prior value indication of $1.5bn ▪ Technical and corporate diligence outstanding
[***]												▪ Indicated interest in evaluating a potential transaction ▪ Key next steps include CDA and management presentation for critical diligence topics
												▪ Highest ability to pay and move quickly, but highly unlikely buyer ▪ Centerview / Cowen to gauge leadership
												▪ Potentially interested in participating
[***]												

Source: Public filings and FactSet as of 6/24/26. Note: Dollars in billions

[***]

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Appendix

Selected Healthcare Transactions with Equity Consideration

Selected public healthcare transactions with an equity consideration component

	Ann. Date	Target	Acquiror	Equity Value ($bn)	Enterprise Value ($bn)	Consideration % Cash	Consideration % Equity	Stock Consideration Characteristics: Exchange Ratio	Collar?	Collar Range	Lookback Period
≤25% Cash Consid.	6/12/25	CureVac	BioNTech	$1.2	$0.8	--	100%	Floating Ratio Collar	✓	(20%) / +20% [1]	10D VWAP
	8/8/24	Exscientia	Recursion	0.7	0.3	--	100%	Fixed Ratio	✗	–	Spot
	4/25/23	Spectrum	Assertio	0.2	0.2	--	100%	Fixed Ratio	✗	–	Spot
	2/9/23	NuVasive	Globus Medical	3.1	3.8	--	100%	Fixed Ratio	✗	–	Spot
	5/5/21	Chiasma	Amryt	0.3	0.3	--	100%	Fixed Ratio	✗	–	Spot
	1/12/21	Cantel Medical	STERIS	3.6	4.6	20%	80%	Fixed Ratio	✗	–	Spot
	6/15/16	Envision	AmSurg	4.9	7.6	--	100%	Fixed Ratio	✗	–	Spot
	3/16/16	Skyepharma	Vectura Group	0.6	0.6	--	100%	Fixed Ratio	✗	–	Spot
	9/15/15	Sirona Dental Systems	Dentsply	5.5	5.1	--	100%	Fixed Ratio	✗	–	20 / 30D VWAPs
	6/4/15	Bio-Reference Labs	Opko Health	1.5	1.5	--	100%	Fixed Ratio	✗	–	Spot
25% - 75% Cash Consid.	10/14/25	Astria	BioCryst	$0.9	$0.6	66%	34%	Fixed Ratio	✗	–	20D VWAP
	12/23/21	Ortho Clinical Diagnostics	Quidel	6.1	8.0	29%	71%	Fixed Ratio	✗	–	Spot
	12/12/20	Alexion	AstraZeneca	39.2	39.4	34%	66%	Fixed Ratio	✗	–	Spot
	7/29/19	Genomic Health	Exact Sciences	2.9	2.7	38%	62%	Floating Ratio Collar	✓	(10%) / +10% [2]	45D VWAP
	6/25/19	Allergan	AbbVie	62.8	82.5	64%	36%	Fixed Ratio	✗	–	10D VWAP
	1/3/19	Celgene	BMS	74.4	90.3	49% [3]	51% [3]	Fixed Ratio	✗	–	Spot
	4/23/17	C.R. Bard	Becton Dickinson	23.8	24.2	70%	30%	Fixed Ratio	✗	–	Spot
	1/11/16	Baxalta	Shire	31.7	35.7	39%	61%	Fixed Ratio	✗	–	30D VWAP
	7/2/15	Health Net	Centene	6.9	6.8	36%	64%	Fixed Ratio	✗	–	Spot
	5/6/15	Synageva	Alexion	8.9	8.2	50%	50%	Fixed Ratio	✗	–	9D VWAP
≥75% Cash Consid.	2/3/21	GW	Jazz	$7.2	$6.7	91%	9%	Floating Ratio Collar	✓	(10%) / +10% [1]	15D VWAP
	10/2/17	Jean Coutu Group	Metro	4.3	4.1	75% [4]	25% [4]	Fixed Ratio [4]	✗	–	20D VWAP
	2/10/16	Meda	Mylan	7.2	9.9	80%	20%	Fixed Ratio Collar [5]	✓	(39%) / 0% [1]	20D VWAP
	5/18/15	Par Pharmaceutical	Endo	5.9	8.1	81%	19%	Floating Ratio	✗	–	10D VWAP

Source: Public filings and FactSet as of June 2026. Note: Dollars in billions. (1) Collar anchored around acquiror's unaffected share price. (2) Collar anchored around Exact's 45-day trading day VWAP as of unaffected date. (3) Cash/stock considerations calculated exclusive of cash CVR. (4) Target shareholders had the option to elect between either cash plus equity or all-cash consideration. (5) As per transaction terms, at a Mylan 20-Day VWAP greater than $30.78 and less than or equal to $50.74, Meda shareholders were entitled to receive equity consideration at a fixed exchange ratio of 0.386 Mylan shares per Meda share; at a 20-Day VWAP less than or equal to $30.78 or greater than $50.74, Meda shareholders were entitled to receive equity consideration at a floating exchange ratio.

As presented to the Board on June 5

Preliminary Centerview Financial Analysis: Discounted Cash Flow Analysis – Preliminary Management Plan

Unlevered Free Cash Flow Projections

	Preliminary Management Plan									Management Extrapolation Period					CAGR	
	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E	2037E	2038E	2039E	'30E-'34E	'26E-34E
Revenue	$90	$143	$272	$457	$758	$1,150	$1,575	$1,940	$2,240	$2,539	$2,825	$3,084	$3,302	$3,467	*31%*	*49%*
% Growth	*7%*	*58%*	*90%*	*68%*	*66%*	*52%*	*37%*	*23%*	*15%*	*13%*	*11%*	*9%*	*7%*	*5%*		
Adj. EBITDA	($107)	($96)	($45)	$17	$105	$233	$393	$530	$695	$788	$876	$957	$1,024	$1,076	*60%*	*NM*
% Margin	*NM*	*NM*	*NM*	*4%*	*14%*	*20%*	*25%*	*27%*	*31%*	*31%*	*31%*	*31%*	*31%*	*31%*		
(Less): SBC	(10)	(11)	(25)	(33)	(38)	(46)	(51)	(51)	(56)	(64)	(74)	(82)	(89)	(96)		
Adj. EBITDA (less SBC)	($117)	($107)	($70)	($16)	$67	$187	$342	$480	$639	$723	$802	$875	$936	$980	*76%*	*NM*
(Less): D&A	(10)	(13)	(16)	(19)	(21)	(27)	(32)	(38)	(45)	(50)	(53)	(57)	(60)	(60)		
Operating Profit	($126)	($119)	($85)	($35)	$46	$160	$310	$441	$594	$673	$749	$818	$876	$919		
(Less): Taxes (Excl. NOLs) (1)	–	–	–	–	(13)	(45)	(87)	(124)	(166)	(188)	(210)	(229)	(245)	(257)		
NOPAT	($126)	($119)	($85)	($35)	$33	$115	$223	$318	$428	$485	$539	$589	$631	$662		
Plus: D&A	10	13	16	19	21	27	32	38	45	50	53	57	60	60		
(Less): Capex	(10)	(15)	(15)	(15)	(50)	(40)	(40)	(45)	(50)	(51)	(44)	(35)	(24)	(10)		
(Less): Δ in NWC	2	(3)	18	0	2	1	1	(0)	(7)	(7)	(7)	(6)	(5)	(4)		
UFCF	($125)	($124)	($66)	($31)	$6	$103	$216	$311	$415	$477	$541	$604	$661	$708		
Memo: 3Q-4Q'26 uFCF	*($63)*															
Impact from NOLs	–	–	–	–	*9*	*27*	*47*	*68*	*35*	–	–	–	–	–		
Impact of Capital Raises (2)	–	*(25)*	–	*(51)*	–	–	–	–	–	–	–	–	–	–		

Implied Enterprise Value ($bn)

WACC \ PGR	3.0%	4.0%	5.0%
16.5%	$1.4	$1.5	$1.6
17.8%	1.2	1.2	1.3
19.0%	1.0	1.0	1.1

Implied Share Price

WACC \ PGR	3.0%	4.0%	5.0%
16.5%	$13.75	$14.25	$14.85
17.8%	11.95	12.30	12.75
19.0%	10.45	10.75	11.05

Implied Terminal EV / LTM Sales

WACC \ PGR	3.0%	4.0%	5.0%
16.5%	1.7x	1.8x	2.0x
17.8%	1.5x	1.6x	1.8x
19.0%	1.4x	1.5x	1.6x

Source: Company filings, FactSet and Pelican Management. Notes: Dollars in millions, except for per share amounts and where otherwise stated. Share prices rounded to nearest $0.05. DCF analysis assumes valuation as of June 30, 2026 using mid-year convention applied to projected free cash flows. Implied share price reflects estimated net cash balance of $208mm as of 6/30/26 and $75mm in net proceeds from 2026 raise assuming issuance at current share price, with 10% discount and 5% spread. Fully diluted shares underlying the analysis from Pelican management based on basic shares of 106.0mm as of 5/31/26 and dilution under treasury stock method (TSM) of 15.6mm options with a weighted-average exercise price (WAEP) of $5.19, 0.6mm RSUs, and 0.6mm PSUs all as of 5/31/26. (1) Reflects 29.8% tax rate applied to operating profit. (2) Reflects impact of $150mm raise in 2027 and $300mm raise in 2029, both assuming 10% discount and 5% spread. The $75mm equity raise in 2026 at 10% discount to current share price assuming 5% spread is treated as dilutive.

As presented to the Board on June 5

Preliminary TD Cowen Financial Analysis: Discounted Cash Flow Analysis – Preliminary Management Plan

Perpetuity Growth Rate Method Discounted to 6/30/26

US$ in Millions, except share data	Calendar Year Ending December 31,														Terminal Year[3]
	2H'26E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E	2037E	2038E	2039E	
Revenue	**$53**	**$143**	**$272**	**$457**	**$758**	**$1,150**	**$1,575**	**$1,940**	**$2,240**	**$2,539**	**$2,825**	**$3,084**	**$3,302**	**$3,467**	**$3,467**
% Growth	*N/A*	*58%*	*90%*	*68%*	*66%*	*52%*	*37%*	*23%*	*15%*	*13%*	*11%*	*9%*	*7%*	*5%*	
Adj. EBITDA (less SBC)	**($58)**	**($107)**	**($70)**	**($16)**	**$67**	**$187**	**$342**	**$480**	**$639**	**$723**	**$802**	**$875**	**$936**	**$980**	**$980**
% Margin	*(108%)*	*(75%)*	*(26%)*	*(3%)*	*9%*	*16%*	*22%*	*25%*	*29%*	*28%*	*28%*	*28%*	*28%*	*28%*	*28%*
Less: D&A	(5)	(13)	(16)	(19)	(21)	(27)	(32)	(38)	(45)	(50)	(53)	(57)	(60)	(60)	(10)
EBIT	**($63)**	**($119)**	**($85)**	**($35)**	**$46**	**$160**	**$310**	**$441**	**$594**	**$673**	**$749**	**$818**	**$876**	**$919**	**$969**
% Margin	*(117%)*	*(84%)*	*(31%)*	*(8%)*	*6%*	*14%*	*20%*	*23%*	*27%*	*27%*	*27%*	*27%*	*27%*	*27%*	*28%*
Less: Tax provision (28.0%)[1]	—	—	—	—	(4)	(18)	(39)	(56)	(131)	(188)	(210)	(229)	(245)	(257)	(271)
Plus: D&A	5	13	16	19	21	27	32	38	45	50	53	57	60	60	10
Less: Capex	(2)	(15)	(15)	(15)	(50)	(40)	(40)	(45)	(50)	(51)	(44)	(35)	(24)	(10)	(10)
Less: Change in NWC	(3)	(3)	18	0	2	1	1	(0)	(7)	(7)	(7)	(6)	(5)	(4)	(3)
Unlevered Free Cash Flow	**($63)**	**($124)**	**($66)**	**($31)**	**$15**	**$130**	**$263**	**$378**	**$451**	**$477**	**$541**	**$604**	**$661**	**$708**	**$695**

Discount Rate	PV of Cash Flows	Present Value of Terminal Value: 3.0%	4.0%	5.0%	Enterprise Value: 3.0%	4.0%	5.0%	Implied Terminal Rev. Multiple: 3.0%	4.0%	5.0%
18.50%	$618	$508	$548	$595	$1,127	$1,167	$1,213	1.45x	1.56x	1.70x
19.50%	559	428	460	496	987	1,019	1,056	1.37x	1.47x	1.59x
20.50%	505	362	388	417	867	893	922	1.29x	1.39x	1.49x

Discount Rate	Plus Net Cash [2]	Enterprise Value: 3.0%	4.0%	5.0%	Equity Value: 3.0%	4.0%	5.0%	Equity Value per Share:[4] 3.0%	4.0%	5.0%
18.50%	$733	$1,127	$1,167	$1,213	$1,859	$1,900	$1,946	$12.57	$12.83	$13.13
19.50%	733	987	1,019	1,056	1,720	1,752	1,789	11.66	11.87	12.10
20.50%	733	867	893	922	1,600	1,626	1,655	10.87	11.04	11.23

Source: PELICAN management projections (subject to Board input) as of 5/29/26. Note: Present value date of 6/30/26, using mid-year discounting convention. Stock-based compensation treated as a cash expense. Implied terminal revenue multiples shown for informational reference. Assumes contemplated gross financing in Q4 2026 of $79.3M at offer price of $11.70 per PELICAN management, resulting in 6.773M additional shares and net proceeds of $74.5M (gross spread of 6.0%), contemplated gross financing in Q4 2027 of $159.6M at offer price of $14.89 per PELICAN management, resulting in 10.714M additional shares and net proceeds of $150.0M (gross spread of 6.0%), and contemplated gross financing in 2029 of $319.1M at offer price of $23.40 per PELICAN management, resulting in 13.636M additional shares and net proceeds of $300.0M (gross spread of 6.0%). "N/A" denotes not applicable.

1. Includes benefit of Federal NOLs/credits. Assumes pre-12/31/17 Federal NOLs of $95.9M subject to 100% utilization, post-12/31/17 Federal NOLs of $423.5M subject to 80% utilization as of 12/31/25 and projected Federal NOLs during Q1 and Q2 2026 of $63.6M, with Federal NOLs fully utilized by 2034.
2. Assumes cash and debt of $734.2M and $1.2M, respectively, as of 6/30/26, inclusive of $524.5M pro forma adjustment for contemplated equity raises per PELICAN management.
3. Assumes D&A and Capex equate and change in NWC is equal to final year change in NWC as percentage of change in revenue applied to final year projected change in revenue (based on 4.0% perpetuity growth rate).
4. Fully-diluted shares outstanding (per TSM): 106.0M basic shares, 15.620M stock options with weighted average strike price of $5.19, 0.640M of RSUs, 0.575M of PSUs, and 31.123M additional shares from contemplated equity financing per PELICAN management.